CERTIFIED RESOLUTIONS

      I, Richard S. McCormick, President of The Elite Group of Mutual Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on September 23, 2010:

            RESOLVED, that it is the finding of the Trustees that the fidelity bond issued by Federal Insurance Company (the "Bond") in the aggregate amount of $450,000 and providing the Trust protection in the event of larceny or embezzlement by, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the "Rule") under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolios; and

            FURTHER RESOLVED, that the renewal of the Bond for an additional annual period be, and it hereby is, ratified and approved; and

            FURTHER RESOLVED, that the amount of the premium paid under the Bond ($2,601) be, and it hereby is, approved; and

            FURTHER RESOLVED, that said premium be allocated between The Elite Growth & Income Fund and The Elite Income Fund, based upon the percentage of assets in each Fund, such percentages being 65% and 35% respectively; and

            FURTHER RESOLVED, that the President of the Trust be, and he hereby is, designated as the person who shall make all filings and give all notices required by paragraph (g) of the Rule; and

            FURTHER RESOLVED, that all actions previously taken by the officers of the Trust to renew the Bond for an additional annual term expiring January 1, 2012 be, and they hereby are, ratified and approved; and


      December 2, 2010


                                     /s/ Richard S. McCormick
                                   -------------------------------
                                    Richard S. McCormick, President